Amendment to Agreement

WHEREAS, GlobalNet Corporation (the “Company”) and Thomas P. Dunn (“Dunn”) entered into an Employment Agreement dated August 16, 2005 (the “Agreement”); and,

WHEREAS, the Agreement contemplated a bonus (the “Bonus”) to be paid to Dunn upon filing of certain financial statements, in the amount of $45,000; and,

WHEREAS, the Company agrees that circumstances beyond the control of Dunn have created significantly more effort in the filing of such statements, and have created unanticipated delays in such filing; and,

WHEREAS, Dunn has advised the Company and the Company acknowledges receipt of such notice, that the Company is in default on critical elements of the Agreement and that pursuant to Paragraph 4 of the Agreement, Dunn has provided the Company with the required notice of his intention not to renew the Agreement without modification; and,

WHEREAS, the Company desires to retain the services of Dunn pending negotiation of a new employment agreement and agrees that adjustments to the Bonus and certain other actions are necessary to accomplish same.

NOW, THEREFORE, the Company and Dunn agree to this Amendment to the Agreement (the “Amendment”) as follows:

1. The amount that would have been paid as the Bonus shall be increased by 50%, to a total of $67,500, and shall be paid to Dunn as a combination of salary adjustment (the “Salary Adjustment”) and residual bonus (the “Remaining Bonus”).

2. The Salary Adjustment shall be paid to Dunn in equal semimonthly installments of $6,750, with an effective date of June 16, 2006, and shall continue for such time until a total of $67,500 shall have been paid, or the Company shall have filed its Quarterly Report on Form 10-Q for the period ended June 30, 2006 (the “Target Filing”). The Salary Adjustment shall be considered a payroll obligation of the Company and shall not be discretionary in any respect. In the event of termination of employment at dates that do not coincide with semimonthly pay periods, the Salary Adjustment shall be appropriately prorated.

3. Contemporaneous with achievement of the Target Filing, the Company shall immediately pay to Dunn the difference between the cumulative payments made as Salary Adjustments and $67,500 (the “Remaining Bonus”). The Remaining Bonus shall be considered a payroll obligation of the Company and shall not be discretionary in any respect.

4. In the event that the Parties do not enter into a new Employment Agreement, the payment obligations under this Agreement shall remain in force as long as the Parties continue on short-term extensions of the original Agreement. Nothing in this Amendment extends the term of the Agreement.

5. In the event that Dunn’s employment is terminated for any reason, and Dunn subsequently is required or requested to spend time in any legal proceedings or otherwise, including but not limited to, all time required for successor transition, depositions, hearings, mediation, arbitration, trial, or preparation thereof, the Company agrees to pay Dunn an hourly rate of $150, together with all reasonable and necessary expenses. This requirement will be honored by the Company, regardless of whether the Company is the initiating party in any action, or whether the time expenditure by Dunn is required by actions of any other party, including but not limited to any actions initiated by regulatory, shareholder or noteholder interests. In the event of non-payment by the Company of the required hourly amounts and expenses, the Company agrees that Dunn shall have no obligation to participate or assist in any Company initiated or requested action, and will not take any steps to force assistance without the required payment. This paragraph will survive the termination of the Agreement and any renewals or extensions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year indicated below.

GlobalNet Corporation	Thomas P. Dunn

By: /s/ Mark T. Wood	/s/ Thomas P. Dunn
Name: Mark T. Wood	Thomas P. Dunn
Title: CEO
Date: July 4, 2006	July 3, 2006